CERTIFICATE OF TRUST
                                       OF
                             HUBCO CAPITAL TRUST II


                  This Certificate of Trust is being executed as of June 3, 1998 for the purposes of organizing a business trust pursuant to the Delaware Business Trust Act, 12 Del. C. Section 3801 et seq. (the "Act").

                  The undersigned hereby certify as follows:

                  1. NAME. The name of the business trust is "HUBCO Capital Trust II" (the "Trust").

                  2. DELAWARE TRUSTEE. The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

                         The Bank of New York (Delaware)
                         White Clay Center
                         Route 273
                         Newark, Delaware  19711

                  3. EFFECTIVE. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

                  IN WITNESS WHEREOF, the undersigned, as trustees of the Trust, have duly executed this Certificate of Trust as of the day and year first above written.


THE BANK OF NEW YORK (Delaware),
as Delaware Trustee


By:    /s/ Mary Jane Morrissey
   ------------------------------
      Name:  Mary Jane Morrissey
      Title: Authorized Signatory


KENNETH T. NEILSON,                            D. LYNN VAN BORKULO-NUZZO,
in his capacity as                             in her capacity as Administrative
Administrative Trustee                         Administrative Trustee

/s/ KENNETH T. NEILSON                      /s/ D. LYNN VAN BORKULO-NUZZO
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